Exhibit 4.5

WARRANT ASSIGNMENT

This Warrant Assignment (this “Assignment”) is made and entered into as of February 29, 2012, by Palladium Capital Advisors, LLC (the “Assignor”) in favor of Moishe Hartstein (the “Assignee”).

WHEREAS, the Assignor is the sole legal and record owner of a warrant (the “Warrant”; capitalized terms used herein not otherwise defined shall have the meanings ascribed to such terms in the Warrant) issued by Document Security Systems, Inc., a New York corporation (the “Company”), granting the Assignor the right to purchase up to 58,064 shares of common stock of the Company for an exercise price of $3.10 per share (the “Warrant Stock”);

WHEREAS, the Assignor wishes to assign to the Assignee all of the rights of the Assignor provided for in the Warrant, for such consideration and on such terms as set out below;

NOW THEREFORE, in consideration of the above premises and the mutual representations, warranties, covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.          Consideration. Simultaneous with the execution and delivery of this Assignment, the Assignee is paying the Assignor the sum of $10.00, which amount, shall represent full payment and satisfaction for this Assignment by the Assignor to the Assignee of the Warrant.

2.          Assignment of Warrant. The Assignor hereby assigns to the Assignee, its right, title and interest in, to and under the Warrant, to purchase up to 52,258 shares of Warrant Stock.

3.          Representations of the Assignor.

The Assignor hereby represents and warrants to the Company and the Assignee the following:

(a)        The Assignor has the absolute and unrestricted right, power, legal capacity and authority to enter into and perform its obligations under this Assignment, to assign the Warrant to the Assignee, carry out its obligations hereunder and to consummate the transactions contemplated hereby. This Assignment is a valid and binding obligation of the Assignor, enforceable against it in accordance with its terms.

(b)        Neither the execution and delivery of this Assignment, nor the consummation of the transactions contemplated hereby, will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach or violation of (i) any instrument, contract or agreement to which the Assignor is a party or by which it is bound, or (ii) any federal, state, local or foreign law, ordinance, judgment, decree, order, statute, or regulation, or that of any other governmental body or authority, applicable to the Assignor or its assets.

(c)        The Assignor is the sole owner of the Warrant, and no other party has any lien, charge, claim, option, preferential arrangement or restrictions of any kind, on the Warrant or the Warrant Stock. The Assignor is not now and has not been for the previous three (3) months an "affiliate" of the Company (as such term is defined in Rule 405 of the Act).

(d)        The transfer of the Warrant to the Assignee will not give rise to any rights or claims by any third party.

(e)        No consents, permits or other approvals of any kind are necessary in order to transfer the Warrant to the Assignee.

(f)         Neither the Assignor nor any of its affiliates is party to or threatened with, any litigation, suit, action, investigation, proceeding or controversy before any court, administrative agency or other governmental authority relating to or affecting the Company or the Assignor.

4.          Representations of the Assignee. The Assignee hereby represents and warrants to the Company and the Assignor the following:

(a)        The Assignee has the absolute and unrestricted right, power, legal capacity and authority to enter into and perform his obligations under this Assignment, to carry out his obligations hereunder and to consummate the transactions contemplated hereby. This Assignment is a valid and binding obligation of the Assignee, enforceable against him in accordance with its terms.

(b)        Neither the execution and delivery of this Assignment, nor the consummation of the transactions contemplated hereby, will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach or violation of (i) any instrument, contract or agreement to which the Assignee is a party or by which he is bound, or (ii) any federal, state, local or foreign law, ordinance, judgment, decree, order, statute, or regulation, or that of any other governmental body or authority, applicable to the Assignor or his assets.

(c)        No consents, permits or other approvals of any kind are necessary in order to transfer the Warrant to the Assignee.

(d)        Neither the Assignee nor any of his family members or affiliates is party to or threatened with, any litigation, suit, action, investigation, proceeding or controversy before any court, administrative agency or other governmental authority relating to or affecting the Company or the Assignee.

(e)        The Assignee is not now and has not been for the previous three (3) months an "affiliate" of the Company (as such term is defined in Rule 405 of the Act).

(f)         The Assignee understands that the Warrant Stock must be held indefinitely unless the sale thereof is subsequently registered under the Act and applicable state securities laws or exemptions from such registration are available. Until the Warrant Stock is duly registered under the Act, all certificates evidencing the Warrant Stock will bear a legend stating that the stock has not been registered under the Act or state securities laws and they may not be resold unless they are registered under the Act and applicable state securities laws or exempt therefrom.

(g)        The Assignee has such knowledge and experience in finance, securities, taxation, investments and other business matters as to evaluate investments. By reason of the business and financial experience of the Assignee or his professional advisors, the Assignee or his advisors can protect his own interests in connection with the assignment of the Warrant. The Assignee is able to afford the loss of its entire investment in the Company.

(h)        The Assignee is not relying on the Company, or its affiliates or agents with respect to economic considerations involved in this investment. The Assignee has relied solely on his own advisors.

(i)         The Assignee is acquiring the Warrant and will acquire the Warrant Stock for investment for his own account, with no present intention of dividing his participation with others or reselling or otherwise distributing the same, subject, nevertheless, to any requirement of law that the disposition of his property shall at all times be within his control.

5.          Indemnification. Each of the Assignor and the Assignee shall jointly and severally indemnify and hold harmless the Company and its officers, directors, shareholders, employees, trustees, agents, beneficiaries, affiliates, representatives and their successors and assigns from and against any and all damages, losses, liabilities, taxes and costs and expenses (including, without limitation, attorneys’ fees and costs) resulting directly or indirectly from (a) any inaccuracy, misrepresentation, breach of warranty or nonfulfillment of any of the representations and warranties of Assignor or Assignee in this Assignment or in any certificate or document delivered by the Assignor, pursuant to this Assignment or the Warrant, or any actions, omissions or statements of fact inconsistent with in any material respect any such representation or warranty or (b) any failure by the Assignor or Assignee to perform or comply with any agreement, covenant or obligation in this Assignment or in any certificate or document delivered or to be performed by or complied with pursuant to the terms of this Assignment or the Warrant.

6.          Miscellaneous.

(a)         This Assignment shall be governed by and construed in accordance with the internal laws of the State of New York. Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of the courts sitting in New York, and any appellate court from any thereof, in respect of any action, suit or proceeding arising out of or relating to this Assignment, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action, suit or proceeding may be heard and determined in such courts. Each of the parties hereto agrees that a final judgment in any such action, suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any action, suit or proceeding arising out of or relating to this Assignment, or in any court referred to above. Each of the parties further hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action, suit proceeding in any such court and waives any other right to which it may be entitled on account of its place of residence or domicile. THE PARTIES IRREVOCABLY WAIVE ANY AND ALL RIGHT THE PARTY MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR CLAIM OF ANY NATURE RELATING TO THIS ASSIGNMENT, ANY DOCUMENTS EXECUTED IN CONNECTION WITH THIS ASSIGNMENT OR ANY TRANSACTION CONTEMPLATED IN ANY OF SUCH DOCUMENTS. THE PARTIES ACKNOWLEDGE THAT THE FOREGOING WAIVER IS KNOWING AND VOLUNTARY.

(b)         If any covenant or agreement contained herein, or any part hereof, is held to be invalid, illegal or unenforceable for any reason, such provision will be deemed modified to the extent necessary to be valid, legal and enforceable and to give effect of the intent of the parties hereto.

(c)         This Assignment constitutes the entire agreement between the parties with respect to the subject matter hereof. This Assignment supersedes all prior agreements between the parties with respect to the subject matter hereof or thereof. There are no representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein or in the other agreements referenced herein.

(d)         This Assignment may not be amended or modified except by the express written consent of the parties hereto. Any waiver by the parties of a breach of any provision of this Assignment shall not operate or be construed as a waiver of any subsequent breach thereof or of any other provision.

(e)         This Assignment shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective successors and permitted assignees.

(f)          This Assignment may be executed in counterparts and by facsimile or email PDF, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

[Remainder of Page Intentionally Omitted; Signature Pages to Follow]

IN WITNESS WHEREOF, each of the undersigned has caused this Assignment Agreement to be executed by its duly authorized officer or representative as of the date first above written.

PALLADIUM CAPITAL ADVISORS, LLC

By:	/s/ Joel Padowitz
Name: Joel Padowitz
Title: CEO

/s/ Moishe Hartstein
Moishe Hartstein

AGREED AND ACKNOWLEDGED:

DOCUMENT SECURITY SYTEMS, INC.

By:	/s/ Patrick White
Name: Patrick White
Title: CEO